Exhibit 1A-2A.09

State of Delaware Secretary of State Division of Corporations Delivered 01:55 PM 11115/2022 FILED 01:55 PM 11115/2022 SR 20224022131 - File Number 3976941 CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION XCPCNL BUSINESS SERVICES CORPORATION a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY: FIRST: That at a meeting of the Board of Directors of XCPCNL BUSINESS SERVICES CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows: "The total number of authorized shares which the corporation is authorized to issue is l,000,000,000 shares of common stock having a par value of$ $.0001 per share and 1,000,000 shares of preferred stock having a par value of$.01 per share. The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters. The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof." SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said XCPCNL BUSINESS SERVICES CORPORATION has caused this certificate to be signed by an authorized officer, this 15th day of November , 2022. BY: ________________ -Signature Name: Timothy Matthews Authorized Officer -please print